September 29, 2025

Flora Growth Corp.

3230 W. Commercial Boulevard, Suite 180

Fort Lauderdale, FL 33309

Dear Sirs/Mesdames:

RE: FLORA GROWTH CORP.

We have acted as local Ontario counsel to Flora Growth Corp. (the "Corporation"). We refer to the Corporation's registration statement on Form S-3, as amended (File No. 333-274204), (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which contains a base shelf prospectus (the "Base Prospectus"), and the prospectus supplement to the Base Prospectus dated September 29, 2025 relating to common shares of the Corporation ("Common Shares") to be sold in the United States (the "Prospectus Supplement", and together with the Base Prospectus, the "Prospectus").

We are furnishing this opinion at your request in connection with the Prospectus Supplement which was filed in connection with the offer and sale of up to an aggregate of US$3,450,000 of common shares of the Corporation (the "Common Shares") by the Corporation pursuant to the terms of a Sales Agreement dated September 23, 2025 (the "ATM Sales Agreement") between the Corporation and Revere Securities LLC.

Examinations

We have examined originals or copies, certified or otherwise to our satisfaction of such documents and considered such questions of law as we considered necessary as a basis for our opinion set forth below, including the Registration Statement, Prospectus, ATM Sales Agreement, a certificate dated September 29, 2025, of the Chief Financial Officer of the Corporation with respect to certain factual matters (the "Officer's Certificate") and resolutions of the board of directors of the Corporation approving the filing of the Registration Statement, Prospectus, ATM Sales Agreement and the issuance of the Common Shares.

Assumptions

For purposes of the opinions expressed herein, we have assumed:

1. the genuineness of all signatures, the legal capacity and signing authority (excluding officers of the Corporation) of all individuals, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies or facsimiles (including commercial reproductions);

2. the identity and capacity of any person acting or purporting to act as a corporate or public official;

3. the accuracy and completeness of all information provided to us by public officials, offices of public record or officers of the Corporation and we have assumed that such information is true and correct as at the time when it was provided and continues to be true and correct from such time to the date hereof;

4. the accuracy and completeness of all representations and statements of fact contained in all documents, instruments and certificates (including, without limitation, the Officer's Certificate);

5. the accuracy and completeness of the minute books and all other corporate records of the Corporation reviewed by us;

6. at all material times, there is no effective order, injunction, instrument or similar pronouncement issued by any government, government instrument, authority or agency of any of the provinces of Canada, or court of Canada or the provinces of Canada, that would have the effect of ceasing, preventing or restricting the distribution, trade, issuance, offering, sale or delivery of securities of the Corporation or that affects any person who engages in such a trade; and

7. the Common Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws, and in the manner contemplated by the ATM Sales Agreement and Prospectus Supplement.

We have not undertaken any independent investigation to verify the accuracy of any of the foregoing assumptions.

Qualifications

Our opinions set forth below are qualified as follows:

1. Whenever our opinion refers to Common Shares of the Corporation, whether issued or to be issued, as being "fully paid and non-assessable", such opinion indicates that the holder of such Common Shares cannot be required to contribute any further amounts to the Corporation by virtue of his, her or its status as holder of such Common Shares, either in order to complete payment for the Common Shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to the adequacy of any consideration received for such Common Shares.

2. We are solicitors qualified to practise law in the Province of Ontario. We express no opinions as to any laws or any matters governed by any laws other than the laws of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof.

3. The opinions expressed below are based on legislation and regulations in effect on the date hereof. We have considered such questions of law and examined such statutes, regulations, public and corporate records and certificates of officers of the Corporation and other documents as we have considered appropriate and necessary for the purpose of our opinion. In particular, we have relied as to matters of fact on the Officer's Certificate.

4. To the extent the Officer's Certificate, and any other certificate or document referenced herein, is based on any assumption, given in reliance on any other certificate or document, understanding or other criteria or is made subject to any limitation, qualification or exception, our opinions are also based on such assumption, given in reliance on such other certificate, document, understanding or other criteria and are made subject to such limitation, qualification and exception.

Opinions

Based upon and subject to the foregoing assumptions and qualifications, we are of the opinion that the Common Shares, when issued in accordance with the provisions of the ATM Sales Agreement, including the receipt by the Corporation of the consideration therefor, will be validly issued as fully paid and non-assessable shares of the Corporation.

The foregoing opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

The opinion expressed in this letter is for the sole benefit of the Corporation in connection with the Prospectus Supplement. This opinion may not be relied upon by, disclosed to, or filed with, any other person without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters expressly stated herein, and no opinion or belief is implied or should be inferred beyond the matters expressly stated herein. For greater certainty, we express no opinion as to the contents of the Registration Statement and Prospectus, other than the opinions expressly set forth herein. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking or obligation to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ Fogler, Rubinoff LLP